Exhibit 13

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Appendix of Reference Document for the General Meeting of Shareholders)

Content of the Financial Documents, Etc.

Pertaining to the 45th Fiscal Year of UNY Group Holdings Co., Ltd.

FamilyMart Co., Ltd.

Business Report

(From March 1, 2015 to February 29, 2016)

I.	Current State of the UNY Group

1.	Business Progress and Results

During the fiscal year under review, the Japanese economy continued on a moderate recovery track as a whole, due to continuous improvements in corporate earnings and employment conditions backed by the government’s economic measures and the financial policies of the Bank of Japan. Nevertheless, the economic environment remained uncertain, reflecting the economic slowdown in emerging nations such as China and other resource-rich nations, as well as the effect of the introduction of negative interest rates by the Bank of Japan, among other factors.

In the retail industry, to which the UNY Group belongs, business conditions are expected to remain challenging, mainly due to the sluggish recovery in personal consumption after the consumption tax hike, consumers’ tendency to cut back on spending, and intensifying competition with peers and with companies in other industries.

In this environment, the UNY Group strived to effectively utilize its management resources and to secure profitability through collaboration and cooperation among the companies in the Group, consisting of 38 companies, including the Company, 29 subsidiaries and 8 affiliates. The main businesses of the UNY Group companies are as follows: pure holding company (the Company), general merchandise stores (6 companies including UNY Co., Ltd.), convenience stores (8 companies including Circle K Sunkus Co., Ltd.), specialty stores (5 companies including Sagami Corporation, Palemo Co., Ltd. and MOLIE Co., Ltd.), financial services (2 companies including UCS Co., Ltd.), and other businesses (16 companies including Sun Sougou Maintenance Co., Ltd.).

As a result, the consolidated results of the Group for the fiscal year under review were as follows: operating revenue of ¥1,038,733 million, up 1.9% year on year, operating income of ¥22,367 million, up 10.5% year on year, and ordinary income of ¥21,657 million, up 5.7% year on year. The recording of extraordinary losses by Circle K Sunkus Co., Ltd., UNY Co., Ltd. and other companies as an impairment loss of ¥18,324 million resulted in a net loss of ¥2,873 million (compared to a net loss of ¥2,408 million for the same period of the previous fiscal year).

The results by segment are as follows:

General Merchandise Stores

Based on its never-changing philosophy toward customers, “serving customers to realize a better quality of life,” UNY Co., Ltd. strives to be a retail business trusted by customers in the regions where its stores operate to realize its corporate vision, “new life-style creation retail business.” During the fiscal year under review, we implemented four specific initiatives in pursuit of sustainable development of the company, focusing on “building and utilizing systems to change corporate management.” These initiatives were “1. Merchandising improvements: Aiming to satisfy our customers through sales of valuable products and 52-week merchandising proposals,” “2. Acquiring more customers: Aiming to acquire new customers and boost the frequency of visits by our loyal customers,” “3. Low-cost operations: Aiming to review store-based tasks, optimize staff allocation, and consolidate operations,” and “4. Conversion to a shopping center: Aiming to increase attractiveness by reviewing the product lineup in the directly-operated sales floors and introducing tenants.”

For our products, we developed products from the viewpoint of female customers, who constitute the primary customer base of UNY Co., Ltd., including the “Kodawari no zeitaku soft baguette,” the new-sensation baguette of the Prime ONE brand developed by female buyers. We also launched the “Vitz Daisy Lab EDITION” lottery bag, through a joint project by the Daisy Lab, our research center that studies the feelings of happy and active women in support of working women, and the “Vitz Committee to Boost Women’s Power” (Vitz Joshiryoku Kojyo Iinkai), a group of female employees of TOYOTA INDUSTRIES CORPORATION who design automobile accessories for women. As part of the APITA Valentine campaign “ChocolApita,” we sold original chocolates developed in collaboration with “InRed” published by TAKARAJIMASHA, Inc., which boasts the number one circulation in Japan among fashion magazines for women in their 30s. Further, we refreshed “Kodawari no zeitaku sliced bread” of the Prime ONE brand, which has gained support from many customers and reached 10 million in sales volume (four-slice loaves) in September, focusing on good taste and high quality to achieve timeless value.

As for sales planning, we held UNY Co., Ltd.’s first “APITA/PIAGO Easter Spring Festival” featuring Sanrio’s popular character “My Melody” as the Easter bunny and sold an original collaboration T-shirt designed with characters from TATSUNOKO PRODUCTION Co., Ltd. In addition, we pushed ahead with our loyal customer strategy through programs that were offered only to holders of the UCS card or the uniko card, such as a campaign commemorating the 45th anniversary of UNY Co., Ltd. and the 25th anniversary of UCS Co., Ltd., a lottery for the Sanrio Family Musical, “Hello Kitty’s Lovely Stage” and a program commemorating the ten-thousandth game of the Chunichi Dragons baseball team.

In the area of low-cost operations, we started operating the Seto Processing Center, which handles processing of packaged meats and fresh fish for APITA and PIAGO stores in the Chukyo and Kansai metropolitan areas and Nagano Prefecture. We will continue to offer value-added products at good prices by reducing the volume of store-based tasks through consolidation of processing work and by cutting product costs through bulk purchase of raw materials.

In the environmental area, we expanded ISO14001, which previously covered the head office and local offices, to include stores, in order to promote legal compliance and global environmental conservation efforts at stores. ISO14001 has now been introduced at 23 stores, one per prefecture. In addition, in August 2015, we were awarded the Ministry of the Environment’s “2014 Award for Companies Promoting Environmental Human Resource Development” in recognition of our efforts to cultivate environmentally-conscious personnel to lead our environmental activities.

As a result, operating revenue in the general merchandise stores segment rose 2.3% year on year to ¥795,523 million.

Convenience Stores

Circle K Sunkus Co., Ltd. continuously worked to realize a “nearby store offering just what you want” and promoted its “persona” strategy targeting women in their 30s and 40s in particular, whom we believe constitute a market with potential. In the area of store operations, we strived to develop stores that would attract a wide range of customers, including women, even within small commercial areas, and further improved customer service and cleanliness while enhancing our product lineup to meet customers’ needs for quick, simple and easy products. In terms of products, we continued to introduce new coffee machines for freshly brewed coffee, for which sales continue to expand, refreshed our original dessert brand, “Cherie Dolce,” and improved the quality of our fast food. The “Cherie Dolce Rich Baked Cheese Tart,” launched in November as the flagship product of our completely overhauled “Cherie Dolce” brand, was well received, in particular by female customers, producing a sales volume exceeding one million in the first three days and becoming the fastest selling Cherie Dolce product. In addition, in October, we commenced full-scale research-based customer relationship management by combining the results of a survey linked to the customer ID numbers of our “+K” members (Circle K Sunkus Co., Ltd.’s own membership organization) with analysis of the purchasing patterns of these customers gleaned through the collection of ID-linked point of sale data. We utilized this system to collect feedback from female customers and developed the “Dashi Kaoru Wafu Spaghetti” series, which performed steadily.

On the service side, we implemented sales promotion initiatives, such as issuing bonus points with the purchase of certain items to for registered “+K” members with R Point Cards, the Rakuten Group’s point card, in an effort to improve sales.

In addition, Circle K Shikoku Co., Ltd., which manages the franchise business and operates “Circle K” stores, and Tokimeki.com Co., Ltd., which operates “Circle K Sunkus Online,” have been included in the scope of consolidation from the fiscal year under review.

As a result, operating revenue in the convenience stores segment rose 5.5% year on year to ¥156,308 million.

Specialty Stores

Sagami Corporation saw a year-on-year decline in net sales in the Japanese kimono retailing business as sales at exhibitions and sale events were lower than in the previous fiscal year. Meanwhile, daily sales on weekdays steadily improved due to enhancements in kimono products and services for kimono care. In the home fashion business, sales declined from the previous fiscal year, mainly because the previous year reflected a last-minute surge in demand associated with the consumption tax rate hike in Japan and due to a decrease in the number of stores by 11 from the end of the previous fiscal year.

Palemo Co., Ltd. worked to restore profitability in the core businesses by pursuing business structural reform based on the four pillars of “merchandising reforms,” “service reforms,” “store base reforms,” and “cost reforms,” while making efforts to cut losses and reduce operating expenses. As a result, operating income improved significantly, showing a profit for the first time after three periods. Although net sales were on a gradual recovery track as the apparel business saw a decrease in inventories and improvement in merchandise freshness owing to greater precision in seasonal merchandising, results were down compared to the previous year due to factors including sluggish sales of seasonal products because of the mild winter in Japan.

As a result, operating revenue in the specialty stores segment declined 9.7% year on year to ¥52,636 million.

Financial Services

In the comprehensive credit purchase brokerage of the credit card business, UCS Co., Ltd. worked to increase transaction volume by expanding the double-point day program at APITA and PIAGO stores and the issuance of discount tickets to UCS card members, conducting sales planning with member stores inside and outside the Group and expanding preferential cardmember service offerings. Further, UCS Co., Ltd. started to issue credit cards designed with “My Melody,” the popular Sanrio character, in October 2015 to capture a new customer base including younger female users. Meanwhile, in the financing business, conditions remained challenging for transaction volume due to the prolonged effect of the revisions to the Money Lending Business Act.

With respect to the uniko card, an electronic money service, new card members were steadily captured, with the number of card holders reaching 1.56 million, and transaction volume progressed favorably through on account of an increase in the number of stores accepting the card, the launch of a discount service for the APITA online supermarket, and the implementation of Group sales planning and point system planning.

The insurance leasing business strived to expand its life insurance products by revitalizing stores and capturing customers through a shift to a general store format dealing with the products of multiple insurance companies, as well as by proposing products in response to customer needs and through enhanced sales capabilities.

As a result, operating revenue in the financial services segment rose 5.8% year on year to ¥19,500 million.

Other

In our other business segment, we cut costs as a service company inside the UNY Group and worked to expand our business outside the UNY Group.

As a result, operating revenue in the other business segment rose 1.3% year on year to ¥55,132 million.

2.	Capital Investment and Financing

Total capital investment for the fiscal year under review was ¥66,670 million. The capital investment was financed by borrowings from financial institutions and cash on hand.

(Millions of yen)
Segment	Capital investment
General Merchandise Stores	35,893
Convenience Stores	27,787
Specialty Stores	487
Financial Services	1,254
Other	1,249

Total	66,670

3.	Issues to be Addressed

Regarding the outlook of the Japanese economy, there are growing concerns over the future outlook of the economy, including the slowing of the Chinese economy, the U.S. interest rate hike, and declining personal consumption, although the bottom line effects are seen mainly by certain manufacturers on account of a decline in costs due to the weaker yen and a fall in crude oil price.

The future risks surrounding the UNY Group include labor shortages, rising labor costs, and changes in sales channels due to the spread of e-commerce, which will in turn require the establishment of new types of distribution infrastructure. Under such circumstances, the UNY Group has concluded that it is an important management issue to form a new retail group through the management integration with FamilyMart Co., Ltd. and thereby expand its corporate scale. After the integration, we will strive to build our business on the further growth of the two core businesses, the new convenience store (“CVS”) business and the general merchandise store (“GMS”)/supermarket (“SM”) business.

In the new CVS business, which will have the largest store network in Japan, we will pursue further economies of scale and synergy effects by utilizing the strength of the industry’s leading business foundation. Further, we will achieve growth on a global basis, including emerging nations (with a focus on Asia), by sharing and mobilizing the know-how of the CVS business nurtured in Japan by both companies, while further expanding the business in Japan.

In the GMS/SM business, we will change our management structure over a period of approximately three years based on the philosophy of “new life-style creation retail business,” expand the business and capture growth opportunities by utilizing the know-how of the two companies, and evolve the business into a new type of GMS business. In particular, we will build next generation stores by changing our product mix and sales floors based on the lifestyle.

The UNY Group has set its management policy in the fiscal year under review with “self support” as a key word.

All companies in the Group will work in a focused manner towards the unified goal of “strengthening the management structure,” “aiming to expand the scale by reinforcing transactions with business partners outside the Group,” and “adjusting the business style to market needs.”

We will implement the following four management measures to achieve business continuity and realize the “creation of new UNY’s forest”:

(i)	Aim to be the number one company in Japan through scale and quality expansion of the new CVS business

(ii)	Aim to capture new growth opportunities by restructuring the GMS/SM and specialty stores businesses

(iii)	Aim to link and grow the financial services and internet services businesses

(iv)	Undertake new businesses in line with future needs

Through the above measures, we will put into practice the UNY Group’s philosophy, “We in the UNY Group will deliver the greatest satisfaction each day to our customers,” to increase productivity of the entire Group while striving to maximize enterprise value.

We appreciate the continued support of our shareholders.

4.	Changes in Assets and Operating Results

	(Millions of yen, unless otherwise stated)
Category	42nd fiscal year (From Feb. 21, 2012 to Feb. 20, 2013)	43rd fiscal year (From Feb. 21, 2013 to Feb. 28, 2014)	44th fiscal year (From Mar. 1, 2014 to Feb. 28, 2015)	45th fiscal year (Fiscal year under review) (From Mar. 1, 2015 to Feb. 29, 2016)
Operating revenue	1,030,259	1,032,126	1,018,959	1,038,733
Ordinary income	33,423	25,066	20,488	21,657
Net income (loss)	30,471	7,440	(2,408)	(2,873)
Net income (loss) per share (Yen)	140.64	32.13	(10.47)	(12.49)

Total assets	832,321	950,166	952,584	973,233

Net assets	304,354	305,776	301,249	285,018

(Note)

The 43rd fiscal year represents the period of one year and 8 days from February 21, 2013 to February 28, 2014, due to the change in our fiscal year.

5.	Status of Material Subsidiaries

(1)	Status of material subsidiaries

Name	Capital (Millions of yen)	Investment ratio of the Company (%)	Principal businesses
UNY Co., Ltd.	10,000	100	General merchandise stores
Circle K Sunkus Co., Ltd.	8,380	100	Convenience store franchise business
Sagami Corporation	9,217	53.86	Sale of kimonos, jewelry, miscellaneous goods, etc.
Palemo Co., Ltd.	1,229	62.17	Sale of apparel, household goods, etc.
UCS Co., Ltd.	1,610	81.34	Financial services including credit card services and insurance agencies

(2)	Status of specified wholly owned subsidiaries at the end of the fiscal year

1)	Name and address of specified wholly owned subsidiaries

UNY Co., Ltd.

1, Amaikegotanda-cho, Inazawa, Aichi, Japan

2)	Total book value of the shares of specified wholly owned subsidiaries held by the Company and its wholly owned subsidiaries, etc. as of the end of the fiscal year under review

¥154,185 million

3)	Total amount recorded in the assets section of the balance sheet of the Company for the fiscal year under review

¥607,011 million

6.	Principal Business

The UNY Group is a corporate group centering on the distribution business and consisting of 38 companies, including the Company, a pure holding company. The UNY Group mainly operates retail and related businesses.

7.	Principal Offices

(1)	The Company

Head office: 1, Amaikegotanda-cho, Inazawa, Aichi, Japan

(2)	Principal subsidiaries

Domestic	UNY Co., Ltd.	(Inazawa, Aichi)	228 stores
	Circle K Sunkus Co., Ltd.	(Inazawa, Aichi)	6,350 stores
	99 ICHIBA Co., Ltd.	(Yokohama, Kanagawa)	85 stores
	Sagami Corporation	(Yokohama, Kanagawa)	231 stores
	Palemo Co., Ltd.	(Inazawa, Aichi)	574 stores
	UCS Co., Ltd.	(Inazawa, Aichi)

Overseas	UNY (HK) CO., LIMITED	(Central, Hong Kong)	3 stores
	UNY (Cayman Islands) Holding Co., Ltd.	(Cayman Islands, British Overseas Territory)
	UNY (SHANGHAI) TRADING Co., Ltd.	(Shanghai, China)	1 store

(Notes)

1.	The number of stores is as of the end of the fiscal year of the applicable company.
2.	The number of stores of Circle K Sunkus Co., Ltd. includes area franchisers.
3.	UNY (SHANGHAI) TRADING Co., Ltd. is a subsidiary of UNY (Cayman Islands) Holding Co., Ltd.

8.	Employees

Number of employees	Change from previous fiscal year end
8,993	Decrease of 168 employees

(Note)

The number of employees above does not include 27,172 contract and part-time workers (the average number for the fiscal year under review).

9.	Major Lenders

(Millions of yen)
Lender	Loan amount
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	30,100
Resona Bank, Limited	19,000
Sumitomo Mitsui Trust Bank, Limited	14,000
The Ogaki Kyoritsu Bank, Ltd.	13,158

10.	Other Important Matters Related to the Current Situation of the UNY Group

Management Integration between the Company and FamilyMart Co., Ltd.

1)	Purpose of the Management Integration between the Company and FamilyMart Co., Ltd.

The Company and FamilyMart Co., Ltd. (“FamilyMart”) resolved, at the respective Board of Directors’ meetings of both companies held on March 10, 2015, to commence discussions concerning a management integration in the spirit of treating both companies as equals. Thereafter, an Integration Preparation Committee chaired jointly by the Presidents of both companies was established and further discussions were conducted. On October 15, 2015, the two companies entered into a basic agreement with regard to carrying out the management integration (“Management Integration”) in September 2016 (scheduled). Furthermore, at their respective Board of Directors’ meetings held on February 3, 2016, the two companies resolved to enter into an absorption-type merger agreement between the Company and FamilyMart and approved the execution of an absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. (“Circle K Sunkus”), and the agreements were entered into.

In recent years, the business environment surrounding the domestic retail market has changed considerably on account of a shrinking market tied to the declining population, competition among major CVS for new store openings, and intensifying competition with other industries such as discount retailers and department stores. We have therefore reached a decision to integrate the management resources of the two companies and establish a new retail group in order to grow the CVS and GMS businesses even further.

Through the Management Integration, we aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

2)	Overview of the Management Integration

(1)	Schedule

Execution of the basic agreement	October 15, 2015
Board approval and execution of absorption-type merger agreement and absorption-type demerger agreement	February 3, 2016
Record date for general meetings of shareholders (FamilyMart and the Company)	February 29, 2016
Annual general meetings of shareholders to approve the absorption-type merger agreement and the absorption-type demerger agreement (FamilyMart and the Company)	May 26, 2016 (scheduled) (May 24, 2016 (scheduled) for Circle K Sunkus)
Last trading day (the Company)	August 26, 2016 (scheduled)
Delisting of stocks (the Company)	August 29, 2016 (scheduled)
Effective date of the absorption-type merger and the absorption-type demerger	September 1, 2016 (scheduled)

(2)	Transaction structure

Subject to approval at the annual general meetings of shareholders of both companies, an absorption-type merger whereby FamilyMart is to be the surviving company and the Company is to be the absorbed company (“Absorption-Type Merger”; FamilyMart following the Absorption-Type Merger the “Integrated Company”) will be conducted. Upon the consummation of the Absorption-Type Merger and the approval of the partial amendment of the Articles of Incorporation regarding the change of the trade name at the annual general meeting of shareholders of FamilyMart, FamilyMart, as the surviving company, plans to change its trade name to “FamilyMart UNY Holdings Co., Ltd.” on the effective date of the Absorption-Type Merger (scheduled to occur on September 1, 2016).

The Absorption-Type Merger will be followed by an absorption-type demerger whereby the Integrated Company is to be the demerged company and Circle K Sunkus, a wholly owned subsidiary of the Company, is to be the succeeding company (“Absorption-Type Demerger”). As a result of the Absorption-Type Demerger, Circle K Sunkus will succeed to the CVS business of the Integrated Company, including the CVS franchise system operated by the Integrated Company. Upon the consummation of the Absorption-Type Demerger and the approval of the partial amendment to the Articles of Incorporation regarding the change of the trade name at Circle K Sunkus’s general shareholders meeting, Circle K Sunkus, as the succeeding company of the Absorption-Type Demerger, will change its trade name to “FamilyMart Co., Ltd.” on the effective date of the Absorption-Type Demerger (scheduled to occur on September 1, 2016).

The Integrated Company’s common stock will remain listed on the First Section of Tokyo Stock Exchange, Inc. after the effective date of the Absorption-Type Merger (scheduled to occur on September 1, 2016) and will become listed on the First Section of Nagoya Stock Exchange, Inc. on the same day.

II.	Status of Shares of the Company

1. Total Number of Authorized Shares	600,000,000 shares
2. Total Number of Issued Shares	234,100,821 shares (including 3,767,479 shares of treasury stock)
3. Number of Shareholders	51,509
4. Major Shareholders (Top 10)

Shareholder	Number of shares held (Thousands of shares)	Ownership ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	25,774	11.19
Japan Trustee Services Bank, Ltd. (Trust Account)	14,231	6.17
ITOCHU Corporation	6,992	3.03
Nippon Life Insurance Company	6,807	2.95
Trust & Custody Services Bank, Ltd. (Security Investment Trust Account)	6,548	2.84
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	6,074	2.63
CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW	5,683	2.46
Aioi Nissay Dowa Insurance Co., Ltd.	5,403	2.34
Japan Trustee Services Bank, Ltd. (Trust Account 9)	5,171	2.24
The Dai-ichi Life Insurance Co., Ltd.	5,000	2.17

(Note)

Treasury stock (3,767,479 shares) is excluded from the calculation of the ownership ratios set forth above.

III.	Directors and Corporate Auditors

1.	Directors and Corporate Auditors (As of February 29, 2016)

Position	Name	Areas of responsibility and significant concurrent positions

Representative Director and President	Norio Sako	President of UNY Co., Ltd.

Director	Jiro Koshida

Senior Executive Officer, in charge of Secretary, Public & Investor Relations and Finance & Accounting

Director of Circle K Sunkus Co., Ltd.

Outside Director of Sagami Corporation

Outside Director of UCS Co., Ltd.

Director of Palemo Co., Ltd.

Director	Takamasa Ogawa	Managing Executive Officer, in charge of Affiliates Director of UNY Co., Ltd. Outside Director of ATOM CORPORATION

Director	Jun Takahashi	Executive Officer, Group Strategic Headquarters Director and Planning & Policy Department Director

Director	Akira Ito	Executive Officer, Group Affairs Headquarters Director

Director	Shuichi Takeuchi	President of Circle K Sunkus Co., Ltd.

Director	Yuzuru Yoshida	Managing Executive Director, Managing Executive Officer of UNY Co., Ltd.

Director	Tamotsu Kokado

Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Outside Corporate Auditor of Aioi Nissay Dowa Insurance Co., Ltd.

Outside Director of SANGETSU CO., LTD.

Outside Corporate Auditor of TOHO GAS Co., Ltd.

Outside Director of AT-Group Co., Ltd.

Director	Norio Kato	Advisor of NGK SPARK PLUG CO., LTD.

Director	Takashi Saeki	Chairman of TOHO GAS Co., Ltd. Outside Director of Central Japan Railway Company Outside Corporate Auditor of The Ogaki Kyoritsu Bank, Ltd. Outside Corporate Auditor of Aichi Tokei Denki Co., Ltd.

Position	Name	Areas of responsibility and significant concurrent positions
Standing Corporate Auditor	Akira Ito	Corporate Auditor of UNY Co., Ltd. Outside Corporate Auditor of Palemo Co., Ltd.

Standing Corporate Auditor	Takumi Mizutani	Corporate Auditor of UNY Co., Ltd.

Corporate Auditor	Naotaka Nanya	Lawyer Corporate Auditor of Circle K Sunkus Co., Ltd. Outside Corporate Auditor of CKD Corporation

Corporate Auditor	Kazunori Tajima

Certified Public Accountant

Certified Public Tax Accountant

Outside Corporate Auditor of UNY Co., Ltd.

Outside Corporate Auditor of TOYOTA TSUSHO CORPORATION

Outside Corporate Auditor of DAIKOKU DENKI CO., LTD.

Outside Corporate Auditor of Shinwa Co., Ltd.

Outside Director of NIHON DECOLUXE CO., LTD.

(Notes)

1.	Directors Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki are Outside Directors as prescribed in Article 2, Item 15 of the Companies Act.
2.	Corporate Auditors Messrs. Naotaka Nanya and Kazunori Tajima are Outside Corporate Auditors as prescribed in Article 2, Item 16 of the Companies Act.
3.	Corporate Auditor Mr. Kazunori Tajima is a certified public accountant and has considerable knowledge of finance and accounting.
4.	The Company has filed notices naming Directors Messrs. Norio Kato and Takashi Saeki as Independent Directors and Messrs. Naotaka Nanya and Kazunori Tajima as Independent Corporate Auditors with the Tokyo Stock Exchange and the Nagoya Stock Exchange.
5.	UNY Co., Ltd., Circle K Sunkus Co., Ltd., Sagami Corporation, Palemo Co., Ltd. and UCS Co., Ltd. are subsidiaries of the Company.
6.	Messrs. Takamasa Ogawa and Yuzuru Yoshida were elected as Directors and Messrs. Takumi Mizutani and Kazunori Tajima were elected as Corporate Auditors, at the 44th Annual General Meeting of Shareholders held on May 21, 2015, and assumed their respective positions.
7.	Director Mr. Minoru Umemoto and Corporate Auditors Messrs. Tatsumi Yoshida and Ikuo Tange retired at the conclusion of the 44th Annual General Meeting of Shareholders held on May 21, 2015, due to the expiration of their terms of office.
8.	The Company has introduced an executive officer system and executive officers are appointed by the Board of Directors.

Executive officers who are not directors (As of March 1, 2016)

Noriko Momose	Executive Officer, Group Social Responsibility Department Director, Group Affairs Headquarters
Masanari Iwata	Executive Officer, Department Director, Group Affairs Headquarters

2.	Outline of Limited Liability Agreement

Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki have entered into agreements with the Company to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability pursuant to the agreements is ¥8 million or the minimum liability amount set out in laws and regulations, whichever is greater.

Messrs. Naotaka Nanya and Kazunori Tajima have entered into agreements with the Company to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability pursuant to the agreements is ¥6.5 million or the minimum liability amount set out in laws and regulations, whichever is higher.

3.	Remuneration for Directors and Corporate Auditors

Title	Number of recipients (Persons)	Remuneration amount (Millions of yen)
Director	9	81
Corporate Auditor	6	22

Total	15	103

(Notes)

1.	The above figures include two Corporate Auditors who retired as of the conclusion of the 44th Annual General Meeting of Shareholders held on May 21, 2015, due to the expiration of their terms of office.
2.	The remuneration amount does not include the employee salaries of Directors serving concurrently as employees.
3.	The maximum amount of total remuneration for Directors and Corporate Auditors is determined by resolution at the General Meeting of Shareholders. The remuneration amount for each Director is determined by resolution of the Board of Directors and the remuneration amount for each Corporate Auditor is determined by consultation among the Corporate Auditors.
4.	The maximum amount of remuneration for Directors was resolved at the 36th Annual General Meeting of Shareholders held on May 17, 2007 to be not more than ¥450 million per year (excluding employee salaries).
5.	The maximum amount of remuneration for Corporate Auditors was resolved at the 36th Annual General Meeting of Shareholders held on May 17, 2007 to be not more than ¥80 million per year.

4.	Matters Concerning Outside Directors and Outside Corporate Auditors

(1)	Relationships between the Company and organizations, where significant concurrent positions are held

Title	Name	Significant concurrent positions	Relationship with the Company
Outside Director	Tamotsu Kokado	Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.	The Bank of Tokyo-Mitsubishi UFJ Ltd. is a major business partner of the Company.
Outside Corporate Auditor of Aioi Nissay Dowa Insurance Co., Ltd.

Aioi Nissay Dowa Insurance Co., Ltd. is a shareholder of the Company and has insurance transactions with the Company; however, the terms and conditions of such transactions are the same as those of ordinary course transactions.

		Outside Director of SANGETSU CO., LTD.	There is no significant transaction or any other relationship between SANGETSU CO., LTD. and the Company.
Outside Corporate Auditor of TOHO GAS Co., Ltd.

The Company has ordinary transactions as a general gas consumer with TOHO GAS Co., Ltd., and Circle K Sunkus Co., Ltd., the Company’s wholly owned subsidiary, has transactions related to gas payment collection services with TOHO GAS Co., Ltd.

		Outside Director of AT-Group Co., Ltd.	There is no significant transaction or any other relationship between AT-Group Co., Ltd. and the Company.
Outside Director	Norio Kato	Advisor of NGK SPARK PLUG CO., LTD.	There is no significant transaction or any other relationship between NGK SPARK PLUG CO., LTD. and the Company.
Outside Director	Takashi Saeki	Chairman and Representative Director of TOHO GAS CO., LTD.

The Company has ordinary transactions as a general gas consumer with TOHO GAS Co., Ltd., and Circle K Sunkus Co., Ltd., the Company’s wholly owned subsidiary, has transactions related to gas payment collection services with TOHO GAS Co., Ltd.

		Outside Director of Central Japan Railway Company	There is no significant transaction or any other relationship between Central Japan Railway Company and the Company.
		Outside Corporate Auditor of The Ogaki Kyoritsu Bank, Ltd.	The Ogaki Kyoritsu Bank, Ltd. is a major lender of the Company.
		Outside Corporate Auditor of Aichi Tokei Denki Co., Ltd.	There is no significant transaction or any other relationship between Aichi Tokei Denki Co., Ltd. and the Company.

Title	Name	Significant concurrent positions	Relationship with the Company
Outside Corporate Auditor	Naotaka Nanya	Corporate Auditor of Circle K Sunkus Co., Ltd.	Circle K Sunkus Co., Ltd. is a wholly owned subsidiary of the Company.

		Outside Corporate Auditor of CKD Corporation	There is no significant transaction or any other relationship between CKD Corporation and the Company.

Outside Corporate Auditor	Kazunori Tajima	Outside Corporate Auditor of UNY Co., Ltd.	UNY Co., Ltd. is a wholly owned subsidiary of the Company.
		Outside Corporate Auditor of TOYOTA TSUSHO CORPORATION	There is no significant transaction or any other relationship between TOYOTA TSUSHO CORPORATION and the Company.
		Outside Corporate Auditor of DAIKOKU DENKI CO., LTD.	There is no significant transaction or any other relationship between DAIKOKU DENKI CO., LTD. and the Company.
		Outside Corporate Auditor of Shinwa Co., Ltd.	There is no significant transaction or any other relationship between Shinwa Co., Ltd. and the Company.
		Outside Director of NIHON DECOLUXE CO., LTD.	There is no significant transaction or any other relationship between NIHON DECOLUXE CO., LTD. and the Company.

(2)	Major activities in the fiscal year under review

Title	Name	Major activities
Outside Director	Tamotsu Kokado	Mr. Kokado attended 14 out of 15 meetings of the Board of Directors held during the fiscal year under review and expressed fair opinions mainly from the perspective of corporate management.

Outside Director	Norio Kato	Mr. Kato attended all 15 meetings of the Board of Directors held during the fiscal year under review and expressed fair opinions mainly from the perspective of corporate management.

Outside Director	Takashi Saeki	Mr. Saeki attended 14 out of 15 meetings of the Board of Directors held during the fiscal year under review and expressed fair opinions mainly from the perspective of corporate management.

Outside Corporate Auditor	Naotaka Nanya	Mr. Nanya attended all 15 meetings of the Board of Directors and all 18 meetings of the Board of Corporate Auditors held during the fiscal year under review and expressed fair opinions mainly from a legal perspective.

Outside Corporate Auditor	Kazunori Tajima	Mr. Tajima attended 11 out of 12 meetings of the Board of Directors and 9 out of 10 meetings of the Board of Corporate Auditors held after his appointment and expressed fair opinions mainly from an accounting and tax perspective.

(3)	Total amount of remuneration

	Number of recipients (Persons)	Remuneration amount (Millions of yen)	Total amount of remuneration for Directors/Corporate Auditors of subsidiaries of the Company (Millions of yen)
Total amount of remuneration	6	17	2

(Note)

The above figures include one Outside Corporate Auditor who retired at the conclusion of the 44th Annual General Meeting of Shareholders held on May 21, 2015, due to the expiration of his term of office.

IV.	Independent Auditor

1.	Name of Independent Auditor

KPMG AZSA LLC

2.	Remuneration of Independent Auditor for the Fiscal Year Under Review

(1) Remuneration of independent auditor for the fiscal year under review
Remuneration for audit services as set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan	¥38 million
Remuneration for services other than those as set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan	¥99 million

Total	¥137 million
(2) Total amount of monetary and other financial benefits to be paid by the Company and its subsidiaries	¥348 million

(Notes)

1.	The Board of Corporate Auditors examined the contents of the Independent Auditor’s audit plan, the status of execution of its duties in the previous fiscal year, the basis for calculating the estimated amount of its remuneration and other matters by obtaining necessary materials and receiving reports from the Board of Directors, relevant departments in the Company, and the Independent Auditor. As a result, it has given the consent stipulated in Article 399, Paragraph 1 of the Companies Act for matters including the remuneration of the Independent Auditor.
2.	There is no explicit distinction between fees for audits based on the Companies Act and those based on the Financial Instruments and Exchange Act under the audit contract entered into between the Company and the Independent Auditor, and such fees are unable to be practically distinguished; therefore, the remuneration amount for audit services as set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan shows the total of these fees.
3.	The Company commissions the Independent Auditor to provide advisory services related to the adoption of International Financial Reporting Standards and matters including the accounting treatment for the Management Integration, which are services other than those stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan (non-audit services).

3.	Policy regarding Decisions for Dismissal or Non-reappointment of Independent Auditor

If the Board of Corporate Auditors determines that the Independent Auditor falls under any of the items of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors will dismiss the Independent Auditor upon the unanimous consent of its members. In addition, in case the continuation of the audit performed by the Independent Auditor is significantly hindered or a change in the Independent Auditor is judged to be appropriate to further enhance the appropriateness of auditing, the Board of Corporate Auditors will decide upon a proposal regarding the dismissal or non-reappointment of the Independent Auditor. The Board of Directors will submit this proposal for approval at the General Meeting of Shareholders.

V.	Systems and Policies of the Company

1.	Outline of System to Ensure that the Execution of Duties by Directors Complies with Laws, Regulations and the Articles of Incorporation and Other Systems to Ensure the Proper Execution of Business Operations and Their Status of Operation

The Company has developed a system to ensure the proper execution of business operations in accordance with the Companies Act and the Ordinance for Enforcement of the Companies Act as follows:

(1)	System to ensure that the execution of duties by Directors and employees complies with laws, regulations and the Articles of Incorporation

(i)	Based on the code of conduct that embodies the philosophy of the UNY Group comprising “Mission,” “Vision” and “Five Shared Values,” the Company shall comply with laws, regulations, the Articles of Incorporation and social norms and strive to promote legitimate and fair business activities. In addition, the Company shall formulate rules and business manuals to be observed by employees based on the basic regulations approved by the Board of Directors and ensure their thorough implementation.

(ii)	The Company shall formulate compliance-related rules in accordance with laws, regulations and the Articles of Incorporation and establish a Group Risk Management Committee as an operational body to promote and control compliance activities in the Company and Group companies. The Audit Office of the Company shall perform periodic and special audits of the Company and Group companies as to the status of observance of compliance-related rules and report the results to the President and the Corporate Auditors.

(iii)	In case of any significant violation of laws or regulations or other significant event relating to compliance, the Directors shall immediately make a report to the Corporate Auditors and the Board of Directors, and correct the applicable problem.

(iv)	The Corporate Auditors shall audit whether the execution of duties by Directors complies with laws and regulations and the Articles of Incorporation and strive to improve the effectiveness of the audit function.

(v)	The Company and Group companies shall internally and externally declare their opposition to relationships with anti-social forces and take actions to exclude anti-social forces and eliminate any relationships with them. The Company shall also strengthen its alliances with external agencies including the police and lawyers, industry associations and local communities in an effort to take actions as an organization.

(2)	System for storage and management of information related to Directors’ execution of duties

The Company and Group companies shall record in writing (including electromagnetically) minutes of the general meetings of shareholders, minutes of the Board of Directors’ meetings and other information concerning the execution of duties by Directors, and store and manage them appropriately based on laws, regulations and the “Document Management Regulations.” These documents shall be available for inspection by Directors and Corporate Auditors at any time.

(3)	Regulations and other systems for management of risk of loss

(i)	The Company shall formulate risk management regulations such as the “Basic Risk Management Regulations” and establish a risk management system in order to prevent and mitigate risks to the Company and Group companies, and take proper action in the event that any risk materializes.

(ii)	A Group Risk Management Committee, chaired by the President, shall be established in the Company as a body to oversee group-wide risk management. In the event that any risk materializes, the Company shall establish an emergency response headquarters in accordance with the Crisis Management Rules and take quick and appropriate measures to minimize the damage.

(4)	System to that Directors’ execution of duties is efficient

(i)	In addition to the Board of Directors’ meetings, in order to make proper and flexible management decisions, the Company shall hold regular Management Meetings, which consist of Directors (excluding Outside Directors) and Standing Corporate Auditors of the Company, the Presidents of key subsidiaries and others to report and discuss significant matters concerning business execution.

(ii)	The Board of Directors shall formulate “Segregation of Duties Regulations,” “Administrative Authority Regulations” and “Approving Authority Regulations” to establish a system to ensure the appropriate and efficient execution of duties.

(5)	System to ensure proper business execution in the corporate group comprising the Company, its parent company and subsidiaries

(5.1)	System concerning reporting to the Company on matters regarding the execution of duties by Directors and other members of subsidiaries

(i)	The Company shall formulate “Subsidiaries and Affiliates Management Regulations” aiming for efficient group management and sound development as a corporate group and share them with Group companies. In addition, the Company shall develop necessary internal rules and regulations. The Subsidiaries and Affiliates Management Regulations shall stipulate that matters to be proposed at the general meetings of shareholders and other significant matters of the Group companies shall be reported to or approved by the Company, and the Group companies shall be required to comply therewith.

(ii)	The Company shall prepare reports on financial statements, business plans, and other matters concerning the Group companies on a quarterly basis and present them to the Board of Directors of the Company.

(iii)	The Company shall hold a “Group Management Interview” with the Presidents of the Group companies on a quarterly basis to review group policies, understand the status of management at the Group companies and discuss other significant issues of the Group.

(iv)	The Company shall regularly hold the “Group Management Administration Committee Meeting,” which shall consist of officers responsible for business operations and management in Group companies and others, the “Internal Control Subcommittee” in charge of practical operations and the “Group Risk Management Liaison Meeting” to monitor the development of internal controls in each company and discuss issues concerning the internal controls of the Group.

(5.2)	Regulations and other systems concerning management of risk of loss of subsidiaries

(i)	The Company shall formulate risk management regulations such as the “Basic Risk Management Regulations” and establish a risk management system in order to prevent and mitigate risks to the Company and the Group companies, and take proper action in the event that any risk materializes. Additionally, the Company shall strive to make each Group company thoroughly aware of the risk management regulations such as the Basic Risk Management Regulations of the Company and promote the efforts of the Group companies to develop their own internal regulations in accordance with the Company’s regulations.

(ii)	At the “Group Management Administration Committee Meeting,” which shall consist of officers responsible for business operations and management in Group companies and others, the Company shall receive implementation reports from the Risk Management Committees, etc. of the Group companies and other reports on their responses to risks. Based on these reports, the Company shall monitor the development of internal controls in each company and discuss issues concerning the internal controls of the Group.

(iii)	The Company shall establish a Group Environment and Social Contribution Committee in an effort to design and promote the global environmental protection activities and local community social contribution activities of the Group companies.

(5.3)	System to ensure the efficient execution of duties by Directors, etc. of subsidiaries

(i)	The Company shall hold a “Group Management Interview” with the Presidents of the Group companies on a quarterly basis to review group policies, understand the status of management at the Group companies and discuss other significant issues of the Group.

(ii)	In addition to the Board of Directors’ meetings, in order to make proper and flexible management decisions, the Group companies shall hold regular meetings such as management meetings, to report and discuss significant matters concerning business execution. Furthermore, the Group companies shall formulate their own regulations for the segregation of duties, administrative authority, and approving authority and establish systems to ensure the proper and efficient execution of these duties.

(5.4)	System to ensure that the execution of duties by Directors, etc. and employees of subsidiaries complies with laws and regulations and the Articles of Incorporation

(i)	The philosophy of the UNY Group comprising “Mission,” “Vision” and “Five Shared Values” has been defined as the code of conduct for the Group. The Company shall make the Group companies fully aware of the philosophy, while promoting the efforts of Group companies to prepare their own codes of conduct, etc. and make them thoroughly known to their Directors and employees.

(ii)	The Company shall enter into an advisory contract with the corporate lawyer of the Company for advisory services for the whole UNY Group and develop a system in which Group companies can seek advice on compliance issues in the execution of their duties.

(iii)	The Company shall set up a “Group Helpline,” a reporting system available for all employees in the Group to further promote the compliance system within the Group companies.

(iv)	The Directors, Corporate Auditors or those in charge of affiliates of the Company shall attend principal meetings such as those of the Boards of Directors of the Group companies, as Directors or Corporate Auditors of the Group companies, and shall understand their management situations, etc.

(v)	The Audit Office of the Company shall perform periodic and special audits of the Group companies as to the status of observance of compliance rules and report the results to the President and the Corporate Auditors.

(vi)	The Corporate Auditors of the Company shall regularly hold a “Group Corporate Auditor Liaison Meeting,” which shall consist of the Corporate Auditors of the Group companies, to monitor and inspect the development and operations of the internal control system in the Group.

(6)	System to ensure the reliability of financial reporting

In order to ensure the reliability of financial reporting, the Company shall evaluate, improve, correct, and document the status of company-wide internal controls and operational processes based on the policy of the Group Financial Reporting Internal Control Committee, and report these activities to the Management Meetings as appropriate.

(7)	Matters concerning the employees and the independence of said employees from Directors in cases where Corporate Auditors request to that employees assist in the performance of their duties

Corporate Auditors (or the Board of Corporate Auditors) may give orders necessary for the performance of their duties to employees in the Audit Office or other departments. In such cases, said employees shall not follow directions made by the Head of the Audit Office or the director in charge in respect of such orders.

(8)	System for Directors and employees including those of subsidiaries to report to Corporate Auditors and system for those who receive reports to make reports to Corporate Auditors

Directors and employees of the Company and Group companies shall promptly report matters that may have a significant impact on the Company and Group companies, the status of the execution of their duties, the status of the implementation of internal audits and the status of reporting through the reporting system Group Helpline, along with the contents of such reports, to Corporate Auditors (or the Board of Corporate Auditors) in addition to statutory matters.

In addition, reports on the status and contents of reports made through the internal reporting systems established by each of the Group companies shall be made on a quarterly basis.

(9)	System to ensure that persons who make reports will not receive disadvantageous treatment on account of such reports

(i)	The Directors and employees of the Company and Group companies shall be prohibited from imposing disadvantageous treatment on whistleblowers who make reports through the Group Helpline and the internal reporting systems established by each of the Group companies, or on persons who make reports of the type mentioned in the preceding paragraph to the Corporate Auditors, on account of such whistleblowing or reporting.

(ii)	The Company and Group companies shall stipulate matters concerning the prohibition of disadvantageous treatment to the whistleblowers in their rules of employment and internal reporting regulations, etc. and disseminate them among their Directors and employees.

(10)	Matters related to policies concerning prepayment or reimbursement procedures for expenses incurred in the execution of duties by Corporate Auditors and other treatment of expenses or liabilities incurred in the execution of such duties

(i)	The Company shall bear expenses associated with the execution of duties by Corporate Auditors upon their request, by paying such expenses either before or after incurred following the receipt of an advance application or a report made immediately after incurred.

(ii)	In the case where Corporate Auditors require their own external experts such as lawyers and certified public accountants, unless such experts are deemed unnecessary for the execution of their duties, the Company shall bear the related expenses.

(11)	Other systems to ensure effective auditing by Corporate Auditors

(i)	When requested by Corporate Auditors (or the Board of Corporate Auditors), Directors and employees shall cooperate with them in the performance of their duties. In addition, Corporate Auditors may attend major meetings of the Company and request explanations and reports relating to significant management issues.

(ii)	The President shall hold regular meetings to exchange opinions with the Corporate Auditors and the audit firm.

As for the status of the operations of the system to ensure the appropriateness of business operations in the fiscal year under review, examinations on development and operation have been conducted for each policy item. Accordingly, it has been reported to the Group Risk Management Committee and the Management Meetings and then to the Board of Directors that the systems are appropriately operated in accordance with the policies determined for each item, and all Directors and Corporate Auditors have confirmed the same.

In addition, aiming to establish a more appropriate internal control system for the Company and Group companies, the Company makes an effort to continuously implement and improve the system’s development and operations.

An overview of the status of operation of the system is as follows.

(i)	Revision and dissemination of basic policy for internal controls

The Company partially revised the basic policy for internal controls in accordance with the resolution at the Board of Directors’ meeting of the Company held on April 10, 2015. Subsequently, the revision was made known to the entire Group by explaining the purpose, details, etc. to the Company and Group companies, and the instructions were given to take necessary action.

(ii)	Compliance system

In order for Directors, etc. and employees of the Company and Group companies to act in compliance with laws, regulations, the Articles of Incorporation and social norms based on the philosophy of the UNY Group as set forth in its code of conduct, the Company makes efforts to ensure thorough awareness and compliance by setting a monthly compliance theme and other means. In addition, the Company has established the Group Helpline, which confirms on a quarterly basis the Company’s compliance status in a multilayered and multifaceted way and reports to the Board of Directors of the Company and allows the Company to verify improvements.

(iii)	Risk management system

The Company holds the Group Management Administration Committee Meeting six times a year and the Group Risk Management Committee Meeting four times a year. The Company confirms the status of risk management at the Company and Group companies as well as the details of risks that have materialized and measures in relation thereto and reports to the Board of Directors of the Company. In addition, the Company has formulated the Crisis Management Rules to minimize losses and disadvantages suffered at times of crisis and established a specific crisis control system that entails setting up an emergency response headquarters at times of crisis and other measures.

(iv)	Execution of duties by Corporate Auditors

As for material events that may affect the management of the Company, the Standing Corporate Auditors receive reports from Directors, etc. and employees, and share information obtained through their review of applications, attendance at meetings, etc. with Outside Corporate Auditors in a timely manner. In addition, they express necessary opinions and maintain close relationships with the Internal Audit Office and the Independent Auditor by exchanging information and opinions as necessary.

The Company regularly holds the Group Corporate Auditor Liaison Meeting to monitor and inspect the development and operation of the internal control systems of each of the Group companies.

2.	Basic Policy on Control of the Company

(1)	Details of the basic policy

The UNY Group, consisting of the Company, 29 subsidiaries and 8 affiliates, is a corporate group operating general merchandise stores, retail chains of convenience stores and various specialty stores, and financial and related services. Consolidated operating revenue amounts to ¥1,038.7 billion, and the number of employees, including part-time workers, exceeds 40,000 on a consolidated basis. The Group includes 5 listed companies and is striving to improve its enterprise value by pursuing synergies among the Group companies.

Under such circumstances, the UNY Group is striving to improve its business performance based on four management policies, namely, (i) growing and expanding the two core businesses: general merchandise stores and convenience stores, (ii) improving customer satisfaction by strengthening the financial services business, (iii) implementing reforms to build a stable management base for each business company, and (iv) developing new businesses to contribute to the growth of existing businesses or respond to future needs, with an aim to further enhance Group synergies and maximize the Group’s enterprise value.

The management base of the UNY Group is supported by strong relationships with various stakeholders, including local communities where its stores are located, customers in such communities, highly motivated employees who find meaning in serving customers, and, moreover, business partners efficiently providing safe, secure, and high quality merchandise. We believe that keeping and further strengthening these relationships will indeed contribute to improving the enterprise value of the Company and the UNY Group.

(2)	Measures to prevent inappropriate control of the Company

The Company believes that it is impossible to assess the UNY Group’s enterprise value appropriately without fully understanding the Company’s business foundation stated in (1) above. If a large-scale purchase of shares of the Company, where the holding ratio of voting rights of a specific group of shareholders will be 20% or more (a “large-scale purchase”), is to be conducted, it is indispensable that necessary and sufficient information be provided by both the party conducting the large-scale purchase (the “large-scale purchaser”) and the Company’s Board of Directors in order for shareholders to make an adequate decision as to whether to accept or reject such large-scale purchase proposal.

In light of the foregoing, the Company has formulated rules regarding large-scale purchases to request (i) the provision of information about the large-scale purchase by the large-scale purchaser that will be necessary for shareholders to make decisions (management policy and business plans following the large-scale purchase, policies regarding relationships with the various stakeholders mentioned in (1) above, etc.) and (ii) the establishment of a period sufficient for the Company’s Board of Directors to assess the large-scale purchase, and negotiate, discuss, form informed opinions and prepare alternative plans. In case of a failure to comply with these rules, a possibility to impose a certain countermeasure is also considered to protect the interests of shareholders.

Accordingly, the Company determined, at its Board of Directors’ meeting held on April 13, 2006, a policy on countermeasures to large-scale purchases of shares of the Company (the “takeover defense measures”) in light of the above mentioned basic policy as the measure to prevent inappropriate control, in order to improve the UNY Group’s enterprise value and the common interests of shareholders. Since then, the Company has maintained this basic approach and continued the takeover defense measures with the approval of its shareholders at the 40th Annual General Meeting of Shareholders held on May 17, 2011.

Furthermore, at the 43rd Annual General Meeting of Shareholders held on May 22, 2014, the existing takeover defense measures were reviewed to revise their provisions with respect to setting the period for requesting information, extending the period of assessment by the Board of Directors, and convening a general meeting of shareholders to confirm the intention of the shareholders. Subsequent to said revisions, the revised takeover defense measures were adopted by the Company with the approval of its shareholders.

(3)	Decisions by the Board of Directors on the measures set forth in (2) above

The Board of Directors of the Company has determined that the measures set forth in (2) above have been established in line with the basic policy set forth in (1) above for the purpose of contributing to the improvement of the Company’s enterprise value and securing the common interests of shareholders, and not for the purpose of maintaining the positions of the Directors.

(Note)

Amounts and numbers of shares shown in this business report are rounded down to the nearest whole unit.

Consolidated Balance Sheet

(As of February 29, 2016)

	(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	307,267	Current liabilities	415,836
Cash and deposits	85,447	Trade notes and accounts payable	107,759
Trade notes and accounts receivable	111,091	Short-term borrowings	2,190
Merchandise inventories	45,407	Current portion of bonds	70
Short-term loans receivable	11,325	Current portion of long-term loans payable	34,557
Deferred tax assets	4,908	Commercial paper	125,000
Other	49,904	Other accounts payable	51,281
Allowance for doubtful accounts	(818)	Income taxes payable	6,499
Fixed assets	665,966	Accrued directors’ and audit & supervisory board members’ bonuses	121
Property and equipment	511,819
Buildings and structures	236,476	Accrued employees’ bonuses	4,886
Furniture and fixtures	8,238	Allowance for sales promotion	1,788
Land	211,283	Allowance for store system renewals	79
Leased assets	41,793	Provision for business structure reform	457
Construction in progress	7,319	Other	81,145
Other	6,707	Long-term liabilities	272,379
Intangible assets	23,994	Bonds	45
Goodwill	4,489	Long-term loans payable, less current portion	179,438
Other	19,505	Lease obligations	18,877
Investments and other assets	130,151	Deferred tax liabilities	1,764
Investment securities	20,729	Deferred tax liabilities for revaluation	67
Long-term loans receivable	2,340	Allowance for loss on interest repayments	1,690
Deferred tax assets	16,937	Provision for business structure reform	558
Employee retirement benefit asset	2,930	Employee retirement benefit liability	680
Lease deposits	80,576	Guarantee deposits from tenants	49,034
Other	8,852	Asset retirement obligations	17,504
Allowance for doubtful accounts	(2,214)	Other	2,717

		Total liabilities	688,215

		(Net assets)
		Shareholders’ equity	274,975
		Common stock	22,187
		Capital surplus	70,883
		Retained earnings	184,923
		Treasury stock	(3,018)
		Accumulated other comprehensive income	2,618
		Net unrealized gains on available-for-sale securities	4,613
		Net deferred losses on hedging instruments	(194)
		Land revaluation decrement	(300)
		Foreign currency translation adjustments	945
		Retirement benefit adjustment	(2,446)
		Minority interests	7,424

		Total net assets	285,018

Total assets	973,233	Total liabilities and net assets	973,233

(Note) Amounts are rounded down to the nearest million yen.

Consolidated Statement of Operations

(From March 1, 2015 to February 29, 2016)

	(Millions of yen)
Item	Amount
Net sales		864,767
Cost of goods sold		644,225

Gross profit		220,542
Other operating revenue		173,966

Operating gross profit		394,508
Selling, general and administrative expenses		372,140

Operating income		22,367
Non-operating income
Interest and dividend income	1,529
Other	2,269	3,798

Non-operating expenses
Interest expenses	1,765
Other	2,742	4,508

Ordinary income		21,657
Extraordinary gains
Gain on sales of fixed assets	3,294
Gain on sales of investment securities	1,942
Other	522	5,759

Extraordinary losses
Loss on disposals of property and equipment	1,290
Impairment loss on fixed assets	18,324
Provision of allowance for doubtful accounts	620
Provision for business structure reform	1,015
Other	915	22,165

Income before income taxes and minority interests		5,251
Income taxes—current	8,632
Income taxes—deferred	109	8,741

Loss before minority interests		3,490
Minority interests in net loss of consolidated subsidiaries		616

Net loss		2,873

(Note) Amounts are rounded down to the nearest million yen.

Consolidated Statement of Changes in Net Assets

(From March 1, 2015 to February 29, 2016)

	(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the fiscal year	22,187	70,883	196,083	(3,016)	286,138
Cumulative effects of changes in accounting policies			(3,858)		(3,858)
Restated balance	22,187	70,883	192,224	(3,016)	282,279
Changes in items during the period
Dividends from surplus			(4,606)		(4,606)
Increase by merger			49		49
Changes in scope of consolidation			129		129
Net loss			(2,873)		(2,873)
Purchase of treasury stock				(2)	(2)
Net changes in items other than shareholders’ equity

Total changes in items during the period	—	—	(7,301)	(2)	(7,303)

Balance at the end of the fiscal year	22,187	70,883	184,923	(3,018)	274,975

	(Millions of yen)
	Accumulated other comprehensive income						Minority interests	Total net assets
	Net unrealized gains on available- for-sale securities	Net deferred gains on hedging instruments	Land revaluation decrement	Foreign currency translation adjustments	Retirement benefit adjustment	Total accumulated other comprehen- sive income
Balance at the beginning of the fiscal year	7,143	93	(304)	606	(1,048)	6,490	8,621	301,249
Cumulative effects of changes in accounting policies							(180)	(4,039)
Restated balance	7,143	93	(304)	606	(1,048)	6,490	8,441	297,210
Changes in items during the period
Dividends from surplus								(4,606)
Increase by merger								49
Changes in scope of consolidation								129
Net loss								(2,873)
Purchase of treasury stock								(2)
Net changes in items other than shareholders’ equity	(2,529)	(287)	3	339	(1,398)	(3,871)	(1,016)	(4,888)

Total changes in items during the period	(2,529)	(287)	3	339	(1,398)	(3,871)	(1,016)	(12,192)

Balance at the end of the fiscal year	4,613	(194)	(300)	945	(2,446)	2,618	7,424	285,018

(Note) Amounts are rounded down to the nearest million yen.

Non-consolidated Balance Sheet

(As of February 29, 2016)

(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	101,209	Current liabilities	229,282
Cash and deposits	5,280	Short-term borrowings	64,512
Supplies	2	Current portion of long-term loans payable	31,222
Prepaid expenses	5	Commercial paper	125,000
Deferred tax assets	34	Other accounts payable	213
Short-term loans receivable	95,336	Accrued expenses	201
Other accounts receivable	507	Income taxes payable	120
Other	43	Gift certificates	7,029
		Deposits received	4
Fixed assets	505,801	Accrued directors’ and audit & supervisory board members’ bonuses	29
Property and equipment	0	Accrued employees’ bonuses	32
Furniture and fixtures	0	Provision for business structure reform	918
Intangible assets	12	Other	0
Other	12	Long-term liabilities	176,518
Investments and other assets	505,788	Long-term loans payable, less current portion	176,518

Investment securities	11,684	Total liabilities	405,801

Stocks of subsidiaries and affiliates	265,731	(Net assets)
Investments in capital of partnerships	9	Shareholders’ equity	197,023
Long-term loans receivable	223,402	Common stock	22,187
Deferred tax assets	10,470	Capital surplus	70,883
Other	115	Additional paid-in capital	61,544
Allowance for doubtful accounts	(5,626)	Other capital surplus	9,338
		Retained earnings	106,700
		Legal earnings reserve	2,532
		Other retained earnings	104,168
		Reserve for dividends	1,100
		General reserve	106,500
		Retained earnings brought forward	(3,431)
		Treasury stock	(2,747)
		Valuation and translation adjustments	4,186
		Net unrealized gains on available-for-sale securities	4,186

		Total net assets	201,209

Total assets	607,011	Total liabilities and net assets	607,011

(Note) Amounts are rounded down to the nearest million yen.

Non-consolidated Statement of Operations

(From March 1, 2015 to February 29, 2016)

(Millions of yen)

Item	Amount
Operating revenues
Dividends from subsidiaries and affiliates	1,762
Consulting fee income from subsidiaries and affiliates	690
Commissions from subsidiaries and affiliates	364
Other	90	2,908

Selling, general and administrative expenses		1,242

Operating income		1,665
Non-operating income
Interest and dividend income	2,247
Other	39	2,286

Non-operating expenses
Interest expenses	1,226
Other	2,756	3,982

Ordinary loss		30
Extraordinary gains
Gain on sales of investment securities	1,592
Other	504	2,096

Extraordinary losses
Loss on revaluation of stocks of subsidiaries and affiliates	2,498
Provision of allowance for doubtful accounts for subsidiaries and affiliates	1,980
Provision for business structure reform	918
Other	2	5,399

Loss before income taxes		3,333
Income taxes - current	422
Income taxes - deferred	9	431

Net loss		3,765

(Note) Amounts are rounded down to the nearest million yen.

Non-consolidated Statement of Changes in Net Assets

(From March 1, 2015 to February 29, 2016)

		(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus
		Additional paid-in capital	Other capital surplus	Total capital surplus
Balance at the beginning of the fiscal year	22,187	61,544	9,338	70,883
Cumulative effects of changes in accounting policies
Restated balance	22,187	61,544	9,338	70,883
Changes in items during the period
Dividends from surplus
Reversal of general reserve
Net loss
Purchase of treasury stock
Net changes in items other than shareholders’ equity

Total changes in items during the period	—	—	—	—

Balance at the end of the fiscal year	22,187	61,544	9,338	70,883

	(Millions of yen)
	Shareholders’ equity
	Retained earnings
	Legal earnings reserve	Other retained earnings
		Reserve for dividends	General reserve
Balance at the beginning of the fiscal year	2,532	1,100	108,500
Cumulative effects of changes in accounting policies
Restated balance	2,532	1,100	108,500
Changes in items during the period
Dividends from surplus
Reversal of general reserve			(2,000)
Net loss
Purchase of treasury stock
Net changes in items other than shareholders’ equity

Total changes in items during the period	—	—	(2,000)

Balance at the end of the fiscal year	2,532	1,100	106,500

	(Millions of yen)
	Shareholders’ equity
	Retained earnings		Treasury stock	Total shareholders’ equity
	Other retained earnings	Total retained earnings
	Retained earnings brought forward
Balance at the beginning of the fiscal year	2,962	115,094	(2,746)	205,418
Cumulative effects of changes in accounting policies	(22)	(22)		(22)
Restated balance	2,939	115,072	(2,746)	205,396
Changes in items during the period
Dividends from surplus	(4,606)	(4,606)		(4,606)
Reversal of general reserve	2,000	—		—
Net loss	(3,765)	(3,765)		(3,765)
Purchase of treasury stock			(0)	(0)
Net changes in items other than shareholders’ equity

Total changes in items during the period	(6,371)	(8,371)	(0)	(8,372)

Balance at the end of the fiscal year	(3,431)	106,700	(2,747)	197,023

	(Millions of yen)
	Valuation and translation adjustments		Total net assets
	Net unrealized gains on available-for-sale securities	Total valuation and translation adjustments
Balance at the beginning of the fiscal year	6,660	6,660	212,079
Cumulative effects of changes in accounting policies			(22)
Restated balance	6,660	6,660	212,056
Changes in items during the period
Dividends from surplus			(4,606)
Reversal of general reserve			—
Net loss			(3,765)
Purchase of treasury stock			(0)
Net changes in items other than shareholders’ equity	(2,474)	(2,474)	(2,474)

Total changes in items during the period	(2,474)	(2,474)	(10,847)

Balance at the end of the fiscal year	4,186	4,186	201,209

(Note) Amounts are rounded down to the nearest million yen.

Independent Auditor’s Report on Consolidated Financial Statements (Copy)

Independent Auditor’s Report

April 6, 2016

The Board of Directors

UNY Group Holdings Co., Ltd.

KPMG AZSA LLC

Masaru Yamakawa (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Kenji Suzuki (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Satoshi Zengame (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of changes in net assets and the related notes of UNY Group Holdings Co., Ltd. as at February 29, 2016 and for the year from March 1, 2015 to February 29, 2016 in accordance with Article 444-4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of UNY Group Holdings Co., Ltd. and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:

The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Independent Auditor’s Report (Copy)

Independent Auditor’s Report

April 6, 2016

The Board of Directors

UNY Group Holdings Co., Ltd.

KPMG AZSA LLC

Masaru Yamakawa (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Kenji Suzuki (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Satoshi Zengame (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

We have audited the non-consolidated financial statements, comprising the balance sheet, the statement of operations, the statement of changes in net assets and the related notes, and the supplementary schedules of UNY Group Holdings Co., Ltd. as at February 29, 2016 and for the year from March 1, 2015 to February 29, 2016 in accordance with Article 436-2-1 of the Companies Act.

Management’s Responsibility for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements and the supplementary schedules, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of UNY Group Holdings Co., Ltd. for the period, for which the financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:

The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Audit Report of the Board of Corporate Auditors (Copy)

AUDIT REPORT

With respect to the directors’ performance of their duties during the 45th fiscal year from March 1, 2015 to February 29, 2016, the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each Corporate Auditor, and its report is as follows:

1. Method and Contents of Audit Conducted by Each Corporate Auditor and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, audit plans, assignment of duties, etc. and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof. In addition, the Board of Corporate Auditors has received reports from the directors, etc. and the Independent Auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the auditing standards established by the Board of Corporate Auditors, and in accordance with the audit policies and assignment of duties, etc., each Corporate Auditor endeavored to facilitate a mutual understanding with the directors, the Internal audit office and other employees, etc. to collect information, maintain and improve the audit environment, attended the meetings of the Board of Directors, Management Meetings and other important meetings, received reports on the status of performance of duties from the directors and other employees, etc. and requested explanations as necessary, examined important approval documents, and inspected the status of the business operations and assets at the head office, subsidiaries and others.

Also, each Corporate Auditor regularly received reports from directors, employees and others, requested explanations when deemed necessary, and expressed his opinions about the establishment and operations of the internal control system described in the business report (the content of the resolution of the Board of Directors to develop systems to ensure that the execution of duties by directors complies with laws and regulations and the Company’s Articles of Incorporation and other systems to ensure the appropriateness of business operations of the Company as provided by Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act as well as the systems developed under such resolutions).

Each Corporate Auditor received reports from the directors, etc. and KPMG AZSA LLC regarding assessment and audits of internal controls over financial reporting, and requested explanations when necessary.

In addition, each Corporate Auditor examined the details of the basic policy stipulated in Article 118, Item 3 (a) of the Ordinance for Enforcement of the Companies Act and the measures stipulated in Article 118, Item 3 (b) of the same Ordinance described in the business report in light of the status of discussion at meetings of the Board of Directors and others.

With respect to the subsidiaries, each Corporate Auditor endeavored to facilitate a mutual understanding and exchanged information with the directors and Corporate Auditors, etc. of each subsidiary and received from subsidiaries reports on their respective businesses as necessary.

Based on the above-described methods, each Corporate Auditor examined the business report and supplementary schedules for the fiscal year under review.

In addition, each Corporate Auditor monitored and verified whether the Independent Auditor maintained its independence and properly conducted its audit, received a report from the Independent Auditor on the status of its performance of duties, and requested explanations as necessary. Each Corporate Auditor was notified by the Independent Auditor that it had developed a “system to ensure that the duties of the Independent Auditor are performed in an appropriate manner” (matters provided for by each item of Article 131 of the Company Accounting Ordinance) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005), etc. and requested explanations as necessary.

Based on the above-described methods, each Corporate Auditor examined the non-consolidated financial statements (balance sheet, statement of operations, statement of changes in net assets, and related notes) and the supplementary schedules thereto, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of operations, consolidated statement of changes in net assets, and related notes) for the fiscal year under review.

2.	Results of Audit

(1)	Results of Audit of Business Report, etc.

(i)	We acknowledge that the business report and the supplementary schedules thereto fairly present the status of the Company in accordance with applicable laws and regulations and the Company’s Articles of Incorporation.

(ii)	We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the Company’s Articles of Incorporation was found with respect to the directors’ performance of their duties including those for subsidiaries.

(iii)	We acknowledge that the Board of Directors’ resolutions with respect to the internal control system are appropriate. We did not find any matter to be mentioned regarding the contents of the business report concerning the internal control system nor with respect to the directors’ performance of their duties, including internal controls over financial reporting.

(iv)	We did not find any matter to be mentioned regarding the basic policy for parties controlling decisions on the Company’s financial and business policies described in the business report. We acknowledge that the measures stipulated in Article 118, Item 3 (b) of the Ordinance for Enforcement of the Companies Act, described in the business report, are in line with such basic policy, do not impair the common interests of the Company’s shareholders and also do not aim at maintaining the positions of the Company’s directors and Corporate Auditors.

(2)	Results of Audit of Non-consolidated Financial Statements and Supplementary Schedules

We acknowledge that the methods and results of the audit performed by the Independent Auditor, KPMG AZSA LLC, are appropriate.

(3)	Results of Audit of Consolidated Financial Statements

We acknowledge that the methods and results of the audit performed by the Independent Auditor, KPMG AZSA LLC, are appropriate.

April 7, 2016

UNY Group Holdings Co., Ltd.
Board of Corporate Auditors

Akira Ito, Standing Corporate Auditor (Seal)

Takumi Mizutani, Standing Corporate Auditor (Seal)

Naotaka Nanya, Outside Corporate Auditor (Seal)

Kazunori Tajima, Outside Corporate Auditor (Seal)